Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated April 23, 2021 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$1,300,000 Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure due April 27, 2023 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek unleveraged exposure to the performance of a Basket of 30 Reference Stocks with some exposure to infrastructure. The Basket is comprised of unequally weighted Reference Stocks of 30 U.S.-listed companies that may benefit from a positive performance of the infrastructure sector during the term of the notes, up to a maximum return of 22.00%, at maturity. Notwithstanding the name of the Basket, there is no guarantee that the Basket will provide exposure to companies positively impacted by infrastructure spending. If the infrastructure characteristics of the Basket are a factor in your decision to invest in the notes, you should consult with your legal or other advisers before making an investment in the notes.
•	Investors should be willing to forgo interest and dividend payments and, if the Ending Basket Level is less than the Starting Basket Level by more than 15.00%, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket is comprised of Reference Stocks of 30 U.S.-listed companies (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Bloomberg ticker symbol, issuers of the Reference Stocks, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement. Despite its name, there is no guarantee that the Basket will actually provide exposure to companies positively impacted by infrastructure spending.
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return, subject to the Maximum Return. Accordingly, if the Ending Basket Level is greater than the Starting Basket Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return), subject to the Maximum Return

If the Ending Basket Level is equal to the Starting Basket Level or is less than the Starting Basket Level by up to 15.00%, you will be entitled to the full repayment of your principal amount at maturity.

If the Ending Basket Level is less than the Starting Basket Level by more than 15.00%, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)
If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount of 15.00%, you will lose more than 15.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
Maximum Return:	22.00%. For example, assuming a Maximum Return of 22.00%, if the Basket Return is equal to or greater than 22.00%, you will receive the Maximum Return of 22.00%, which entitles you to a maximum payment at maturity of $1,220.00 per $1,000 principal amount note that you hold.
Contingent Buffer Amount:	15.00%
Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The arithmetic average of the closing levels of the Basket on the Ending Averaging Dates
Closing Level of the Basket:

On any Ending Averaging Date, the closing level of the Basket will be calculated as follows:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

A level of the Basket may be published on the Bloomberg Professional® service (“Bloomberg”) under the Bloomberg ticker “JPPBINFP”. Any levels so published are for informational purposes only and are not binding in any way with respect to the notes. Although that level may appear under that Bloomberg ticker during the term of the notes, any such level may not be the same as the closing level of the Basket determined by the calculation agent for each Ending Averaging Date. You will not have any rights or claims, whether legal or otherwise, relating to any information regarding that level (whether displayed on Bloomberg or elsewhere) with respect to the notes.

Stock Return:	With respect to each Reference Stock, on each Ending Averaging Date: (Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of the Reference Stock on the Pricing Date
Final Stock Price:	With respect to each Reference Stock, on any Ending Averaging Date, the closing price of one share of that Reference Stock on that Ending Averaging Date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Pricing Date:	April 23, 2021
Original Issue Date:	On or about April 28, 2021 (Settlement Date)
Ending Averaging Dates*:	April 18, 2023, April 19, 2023, April 20, 2023, April 21, 2023 and April 24, 2023
Maturity Date*:	April 27, 2023
CUSIP:	48132TYN0
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000.00	$15.00	$985.00
Total	$1,300,000.00	$19,500.00	$1,280,500.00
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $15.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $957.40 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf

•	Prospectus supplement and prospectus, each dated April 8, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

The Basket

The issuer of each Reference Stock, Bloomberg ticker symbol and the relevant exchange on which each Reference Stock is listed and the Stock Weight and the Initial Stock Price of each Reference Stock are set forth below.

Reference Stock Issuer/Reference Stock		Bloomberg Ticker Symbol	Relevant Exchange	Stock Weight	Initial Stock Price
Autodesk, Inc.	Common stock, par value $0.01 per share	ADSK UW	The Nasdaq Global Select Market	6.641244%	$295.27
Martin Marietta Materials, Inc.	Common stock, par value $0.01 per share	MLM UN	New York Stock Exchange	6.549804%	$350.82
Prologis, Inc.	Common stock, par value $0.01 per share	PLD UN	New York Stock Exchange	6.499793%	$114.87
Deere & Company	Common stock, par value $1.00 per share	DE UN	New York Stock Exchange	6.470458%	$376.27
United Rentals, Inc.	Common stock, par value $0.01 per share	URI UN	New York Stock Exchange	6.451314%	$318.94
Caterpillar Inc.	Common stock, par value $1.00 per share	CAT UN	New York Stock Exchange	6.411652%	$230.11
Nucor Corporation	Common stock, par value $0.40 per share	NUE UN	New York Stock Exchange	6.306010%	$77.83
ANSYS, Inc.	Common stock, par value $0.01 per share	ANSS UW	The Nasdaq Global Select Market	5.534411%	$371.73
Vulcan Materials Company	Common stock, par value $1.00 per share	VMC UN	New York Stock Exchange	4.862000%	$176.57
Xylem Inc.	Common stock, par value $0.01 per share	XYL UN	New York Stock Exchange	4.463226%	$110.48
Quanta Services, Inc.	Common stock, par value $0.00001 per share	PWR UN	New York Stock Exchange	3.478596%	$97.64
A. O. Smith Corporation	Common stock, par value $1.00 per share	AOS UN	New York Stock Exchange	3.204279%	$68.36
Jacobs Engineering Group Inc.	Common stock, par value $1.00 per share	J UN	New York Stock Exchange	3.013253%	$137.14

JPMorgan Structured Investments —	PS-1
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

Reference Stock Issuer/Reference Stock		Bloomberg Ticker Symbol	Relevant Exchange	Stock Weight	Initial Stock Price
PTC Inc.	Common stock, par value $0.01 per share	PTC UW	The Nasdaq Global Select Market	2.951976%	$147.34
Oshkosh Corporation	Common stock, par value $0.01 per share	OSK UN	New York Stock Exchange	2.902377%	$124.52
Steel Dynamics, Inc.	Common stock voting, par value $0.0025 per share	STLD UW	The Nasdaq Global Select Market	2.798547%	$51.89
MasTec, Inc.	Common stock, par value $0.10 per share	MTZ UN	New York Stock Exchange	2.517057%	$101.64
AECOM	Common stock, par value $0.01 per share	ACM UN	New York Stock Exchange	2.175763%	$67.35
KBR, Inc.	Common stock, par value $0.001 per share	KBR UN	New York Stock Exchange	1.824340%	$40.17
Evoqua Water Technologies Corp.	Common stock, par value $0.01 per share	AQUA UN	New York Stock Exchange	1.644316%	$28.50
Eagle Materials Inc.	Common stock, par value $0.01 per share	EXP UN	New York Stock Exchange	1.644006%	$140.47
MDU Resources Group Inc	Common stock, par value $1.00 per share	MDU UN	New York Stock Exchange	1.488087%	$33.44
ITT Inc.	Common stock, par value $1.00 per share	ITT UN	New York Stock Exchange	1.445961%	$94.39
Valmont Industries, Inc.	Common stock, par value $1.00 per share	VMI UN	New York Stock Exchange	1.355395%	$242.27
Commercial Metals Company	Common stock, par value $0.01 per share	CMC UN	New York Stock Exchange	1.322253%	$28.80
Tetra Tech, Inc.	Common stock, par value $0.01 per share	TTEK UW	The NASDAQ Stock Market LLC	1.288199%	$133.94
Summit Materials, Inc.	Class A Common stock, par value $0.01 per share	SUM UN	New York Stock Exchange	1.272997%	$29.01
Dycom Industries, Inc.	Common stock, par value $0.33 1/3 per share	DY UN	New York Stock Exchange	1.268737%	$96.62
EMCOR Group, Inc.	Common stock, no par value	EME UN	New York Stock Exchange	1.175712%	$120.96
CNH Industrial N.V.	Common shares, par value €0.01 per share	CNHI UN	New York Stock Exchange	1.038238%	$15.43

JPMorgan Structured Investments —	PS-2
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Maximum Return of 22.00%, the Contingent Buffer Amount of 15.00% and the Starting Basket Level of 100. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	22.00%
170.00	70.00%	22.00%
160.00	60.00%	22.00%
150.00	50.00%	22.00%
140.00	40.00%	22.00%
130.00	30.00%	22.00%
122.00	22.00%	22.00%
120.00	20.00%	20.00%
110.00	10.00%	10.00%
105.00	5.00%	5.00%
102.50	2.50%	2.50%
100.00	0.00%	0.00%
97.50	-2.50%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	0.00%
85.00	-15.00%	0.00%
84.00	-16.00%	-16.00%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

JPMorgan Structured Investments —	PS-3
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100.00 to an Ending Basket Level of 105.00.

Because the Ending Basket Level of 105.00 is greater than the Starting Basket Level of 100.00 and the Basket Return is 5.00%, which does not exceed the Maximum Return of 22.00%, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5.00%) = $1,050.00

Example 2: The level of the Basket decreases from the Starting Basket Level of 100.00 to an Ending Basket Level 85.00.

Although the Basket Return is negative, because the Ending Basket Level of 85.00 is less than the Starting Basket Level of 100.00 by up to the Contingent Buffer Amount of 15.00%, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount note.

Example 3: The level of the Basket increases from the Starting Basket Level of 100.00 to an Ending Basket Level of 140.00.

Because the Ending Basket Level of 140.00 is greater than the Starting Basket Level of 100.00 and the Basket Return of 40.00% exceeds the Maximum Return of 22.00%, the investor receives a payment at maturity of $1,220.00 per $1,000 principal amount note, the maximum payment at maturity.

Example 4: The level of the Basket decreases from the Starting Basket Level of 100.00 to an Ending Basket Level 40.00.

Because the Ending Basket Level of 60.00 is less than the Starting Basket Level of 100.00 by more than the Contingent Buffer Amount of 15.00% and the Basket Return is -40.00%, the investor receives a payment at maturity of $600.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40.00%) = $600.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-4
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to earn an unleveraged return equal to any positive Basket Return, up to the Maximum Return of 22.00%. Accordingly, the maximum payment at maturity will not be less than $1,220.00 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	LOSS OF PRINCIPAL BEYOND BUFFER AMOUNT — We will pay you your principal back at maturity if the Ending Basket Level is equal to or less than the Starting Basket Level by up to the Contingent Buffer Amount of 15.00%. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, for every 1% that the Ending Basket Level is less than the Starting Basket Level you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 15.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	RETURN LINKED TO AN UNEQUALLY WEIGHTED BASKET OF 30 REFERENCE STOCKS — The return on the notes is linked to the performance of an unequally weighted Basket that consists of 30 Reference Stocks as set forth under “The Basket” on page PS-1 of this pricing supplement. Notwithstanding the name of the Basket, there is no guarantee that the Basket will provide exposure to companies positively impacted by infrastructure spending. If the infrastructure characteristics of the Basket are a factor in your decision to invest in the notes, you should consult with your legal or other advisers before making an investment in the notes.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. Because the basket contains equity in one or more “pass-thru entities,” the notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

JPMorgan Structured Investments —	PS-5
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, you will lose 1% of the principal amount of the notes for every 1% that the Ending Basket Level is less than the Starting Basket Level. Under these circumstances, you will lose more than 15.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 22.00%, regardless of the appreciation in the Basket, which may be significant.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Basket from the Starting Basket Level to the Ending Basket Level.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an unequally weighted Basket consisting of 30 Reference Stocks. Price movements of the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

JPMorgan Structured Investments —	PS-6
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement

JPMorgan Structured Investments —	PS-7
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	LIMITED TRADING HISTORY — Evoqua Water Technologies Corp. has limited trading history. The common stock of Evoqua Water Technologies Corp. commenced trading on the New York Stock Exchange on November 2, 2017 and therefore has limited historical performance. Accordingly, historical information for Evoqua Water Technologies Corp. is available only since the date listed above. Past performance should not be considered indicative of future performance.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	THE INVESTMENT STRATEGY REPRESENTED BY THE BASKET MAY NOT BE SUCCESSFUL — The Basket is comprised of the Reference Stocks of 30 U.S.-listed companies that may benefit from positive performance of the infrastructure sector during the term of the note. You should undertake your own investigation into each Reference Stock and its issuer, and you should make your own determination as to the potential performance of the infrastructure sector as represented by the Basket of Reference Stock during the term of the note. There can be no assurance that the Basket Return will be positive during the term of the notes. It is possible that the investment strategy represented by the Basket will not be successful and that the level of the Basket and the Basket Return will be adversely affected. Moreover, there can be no assurance that the Reference Stocks will outperform other U.S.-listed companies that may benefit from infrastructure spending.
•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE INFRASTRUCTURE SECTOR — A substantial portion of the Reference Stocks has been issued by companies whose business is associated with the infrastructure sector. Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in these notes will be concentrated in this sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.
•	RISKS ASSOCIATED WITH NON-U.S. SECURITIES WITH RESPECT TO THE COMMON SHARES OF CNH INDUSTRIAL N.V. — The common shares of CNH Industrial N.V., have been issued by a non-U.S. company (The Netherlands). Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.
•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE VALUE OF CASH, SECURITIES (INCLUDING SECURITIES OF OTHER ISSUERS) OR OTHER PROPERTY DISTRIBUTED TO HOLDERS OF A REFERENCE STOCK UPON THE OCCURRENCE OF A REORGANIZATION

JPMorgan Structured Investments —	PS-8
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

EVENT — Following certain corporate events relating to a Reference Stock where its issuer is not the surviving entity, a liquidation of a Reference Stock issuer or other reorganization events affect a Reference Stock issuer as described in the accompanying product supplement, a portion of any payment on the notes may be based on the common stock (or other security) of a successor to that Reference Stock issuer or any cash or any other assets distributed to holders of that Reference Stock in the relevant corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.

JPMorgan Structured Investments —	PS-9
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

The Basket and the Reference Stocks

Public Information

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. The table below sets forth the Reference Stocks included in the Basket in alphabetical order by ticker symbol. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Bloomberg Ticker Symbol	Reference Stock Issuer/Reference Stock		Relevant Exchange	SEC File Number	Closing Price on April 23, 2021
ACM UN	AECOM	Common stock, par value $0.01 per share	New York Stock Exchange	000-52423	$67.35
ADSK UW	Autodesk, Inc.	Common stock, par value $0.01 per share	The Nasdaq Global Select Market	000-14338	$295.27
ANSS UW	ANSYS, Inc.	Common stock, par value $0.01 per share	The Nasdaq Global Select Market	000-20853	$371.73
AOS UN	A. O. Smith Corporation	Common stock, par value $1.00 per share	New York Stock Exchange	001-475	$68.36
AQUA UN	Evoqua Water Technologies Corp.	Common stock, par value $0.01 per share	New York Stock Exchange	001-38272	$28.50
CAT UN	Caterpillar Inc.	Common stock, par value $1.00 per share	New York Stock Exchange	001-768	$230.11
CMC UN	Commercial Metals Company	Common stock, par value $0.01 per share	New York Stock Exchange	001-4304	$28.80
CNHI UN	CNH Industrial N.V.	Common shares, par value €0.01 per share	New York Stock Exchange	001-36085	$15.43
DE UN	Deere & Company	Common stock, par value $1.00 per share	New York Stock Exchange	001-4121	$376.27
DY UN	Dycom Industries, Inc.	Common stock, par value $0.33 1/3 per share	New York Stock Exchange	001-10613	$96.62
EME UN	EMCOR Group, Inc.	Common stock, no par value	New York Stock Exchange	001-8267	$120.96
EXP UN	Eagle Materials Inc.	Common stock, par value $0.01 per share	New York Stock Exchange	001-12984	$140.47
ITT UN	ITT Inc.	Common stock, par value $1.00 per share	New York Stock Exchange	001-05672	$94.39
J UN	Jacobs Engineering Group Inc.	Common stock, par value $1.00 per share	New York Stock Exchange	001-7463	$137.14
KBR UN	KBR, Inc.	Common stock, par value $0.001 per share	New York Stock Exchange	001-33146	$40.17
MDU UN	MDU Resources Group Inc	Common stock, par value $1.00 per share	New York Stock Exchange	001-03480	$33.44
MLM UN	Martin Marietta Materials, Inc.	Common stock, par value $0.01 per share	New York Stock Exchange	001-12744	$350.82
MTZ UN	MasTec, Inc.	Common stock, par value $0.10 per share	New York Stock Exchange	001-08106	$101.64
NUE UN	Nucor Corporation	Common stock, par value $0.40 per share	New York Stock Exchange	001-4119	$77.83
OSK UN	Oshkosh Corporation	Common stock, par value $0.01 per share	New York Stock Exchange	001-31371	$124.52
PLD UN	Prologis, Inc.	Common stock, par value $0.01 per share	New York Stock Exchange	001-13545	$114.87
PTC UW	PTC Inc.	Common stock, par value $0.01 per share	The Nasdaq Global Select Market	000-18059	$147.34
PWR UN	Quanta Services, Inc.	Common stock, par value $0.00001 per share	New York Stock Exchange	001-13831	$97.64
STLD UW	Steel Dynamics, Inc.	Common stock voting, par value $0.0025 per share	The Nasdaq Global Select Market	000-21719	$51.89
SUM UN	Summit Materials, Inc.	Class A Common stock, par value $0.01 per share	New York Stock Exchange	001-36873	$29.01

JPMorgan Structured Investments —	PS-10
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

Bloomberg Ticker Symbol	Reference Stock Issuer/Reference Stock		Relevant Exchange	SEC File Number	Closing Price on April 23, 2021
TTEK UW	Tetra Tech, Inc.	Common stock, par value $0.01 per share	The NASDAQ Stock Market LLC	000-19655	$133.94
URI UN	United Rentals, Inc.	Common stock, par value $0.01 per share	New York Stock Exchange	001-5231	$318.94
VMC UN	Vulcan Materials Company	Common stock, par value $1.00 per share	New York Stock Exchange	001-10362	$176.57
VMI UN	Valmont Industries, Inc.	Common stock, par value $1.00 per share	New York Stock Exchange	001-37733	$242.27
XYL UN	Xylem Inc.	Common stock, par value $0.01 per share	New York Stock Exchange	001-35784	$110.48

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	AECOM is a provider of professional technical and management support services for government and commercial clients around the world.
•	Autodesk, Inc. is involved in 3D design, engineering, and entertainment software and services, offering customers productive business solutions through powerful technology products and services. Autodesk, Inc. serves customers in architecture, engineering, and construction; product design and manufacturing; and digital media and entertainment industries.
•	ANSYS, Inc. develops and globally markets engineering simulation software and services used by engineers, designers, researchers and students across a broad spectrum of industries and academia, including aerospace and defense, automotive, electronics, semiconductors, energy, materials and chemical processing, turbomachinery, consumer products, healthcare, and sports.
•	A. O. Smith Corporation is comprised of two reporting segments: North America and Rest of World. The Rest of World segment is primarily comprised of China, Europe and India. Both segments manufacture and market comprehensive lines of residential and commercial gas and electric water heaters, boilers, tanks and water treatment products. Both segments primarily manufacture and market in their respective regions of the world.
•	Evoqua Water Technologies Corp. is a provider of mission-critical water treatment solutions, offering services, systems and technologies to support their customers’ full water lifecycle needs.
•	Caterpillar is a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three primary segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment.
•	Commercial Metals Company manufactures, recycles and fabricates steel and metal products, related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, two rerolling mills, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the United States and Poland.
•	CNH Industrial N.V. makes capital expenditures in the regions in which they operate principally related to initiatives to introduce new products, enhance manufacturing efficiency and increase capacity, and for maintenance and engineering.
•	Deere & Company manufactures and distributes a line of agriculture and turf equipment and related service parts and a range of machines and service parts used in construction, earthmoving, road building, material handling and timber harvesting. In addition, Deere & Company finances sales and leases by dealers of new and used agriculture and turf equipment and construction and forestry equipment, provides wholesale financing to dealers of the foregoing equipment, finances retail revolving charge accounts and offers extended equipment warranties.
•	Dycom Industries, Inc. is a provider of specialty contracting services throughout the United States.
•	EMCOR Group, Inc. is an electrical and mechanical construction and facilities services firm in the United States.
•	Eagle Materials Inc. is a supplier of heavy construction materials and light building materials in the United States.
•	ITT Inc. is a diversified manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and energy markets.
•	Jacobs Engineering Group Inc. is a professional services firm focused exclusively on providing a broad range of technical, professional and construction services to industrial, commercial and governmental clients around the world.
•	KBR, Inc. delivers scientific, technology and engineering solutions to governments and companies around the world.
•	MDU Resources Group Inc is a regulated energy delivery and construction materials and services business.
•	Martin Marietta Materials, Inc. is a natural resource-based building materials company that supplies aggregates (crushed stone, sand and gravel) and provides cement and downstream products and services, namely, ready mixed concrete, asphalt and paving services.
•	MasTec, Inc. is an infrastructure construction company operating mainly throughout North America across a range of industries. Their primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy, utility and other infrastructure, such as: wireless, wireline/fiber and customer fulfillment activities; power generation, including from clean energy and renewable sources; pipeline infrastructure; electrical utility transmission and distribution; heavy civil; and industrial infrastructure.
•	Nucor Corporation and its subsidiaries manufacture and sell steel and steel products. Nucor Corporation is also a United States recycler, using scrap steel as the primary material in producing its products.
•	Oshkosh Corporation is a designer, manufacturer and marketer of access equipment, specialty vehicles and truck bodies for the primary markets of access equipment, defense, fire & emergency, refuse hauling, concrete placement as well as airport services.
•	Prologis, Inc. is a real estate investment trust that owns, manages and develops logistics facilities.
•	PTC Inc. is a global software and services company that delivers solutions to power our industrial customers' digital transformations, enabling them to better design, manufacture, operate, and service their products.
•	Quanta Services, Inc. is a provider of specialty contracting services, delivering comprehensive infrastructure solutions for the electric and gas utility, communications, pipeline and energy industries in the United States, Canada, Australia and select other international markets.
•	Steel Dynamics, Inc. is a steel producer and metal recycler in the United States.
•	Summit Materials, Inc. is a construction materials company in the United States.

JPMorgan Structured Investments —	PS-11
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

•	Tetra Tech, Inc. is a global provider of consulting and engineering services that focuses on water, environment, sustainable infrastructure, resource management, energy, and international development.
•	United Rentals, Inc. rents equipment to construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others.
•	Vulcan Materials Company operates primarily in the U.S. and is a large supplier of construction aggregates (primarily crushed stone, sand and gravel), a major producer of asphalt mix and ready-mixed concrete, and a supplier of construction paving services.
•	Valmont Industries, Inc. is a diversified producer of products and services for infrastructure and agriculture markets.
•	Xylem Inc. is a global water technology company. They have differentiated market positions in core application areas including transport, treatment, dewatering, test, smart metering, infrastructure assessment services, digital solutions, commercial and residential building services and industrial processes.

Historical Information Regarding the Basket and the Reference Stocks

The following graphs show the historical weekly performance of the Basket as a whole from November 2, 2017 through April 23, 2021, as well as the Reference Stocks (other than the common stock of Evoqua Water Technologies Corp.) from January 4, 2016 through April 23, 2021 and the common stock of Evoqua Water Technologies Corp. from November 2, 2017 through April 23, 2021. The graph of the historical Basket performance assumes the closing level of the Basket on April 23, 2021 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

We obtained the various closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on any Ending Averaging Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS-12
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

JPMorgan Structured Investments —	PS-13
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

JPMorgan Structured Investments —	PS-14
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

JPMorgan Structured Investments —	PS-15
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

JPMorgan Structured Investments —	PS-16
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

JPMorgan Structured Investments —	PS-17
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

JPMorgan Structured Investments —	PS-18
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

JPMorgan Structured Investments —	PS-19
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

JPMorgan Structured Investments —	PS-20
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

JPMorgan Structured Investments —	PS-21
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk

JPMorgan Structured Investments —	PS-22
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure

Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

JPMorgan Structured Investments —	PS-23
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks with Some Exposure to Infrastructure